Exhibit 99.1

                                                       THE DIRECTV GROUP

CONTACT:   Bob Marsocci
           (310) 964-4656

        THE DIRECTV GROUP REACHES AGREEMENT WITH PRIVATE EQUITY FIRMS TO
                   COMPLETE THE SALE OF PANAMSAT CORPORATION


           EL SEGUNDO, CALIF., AUGUST 12, 2004 -- The DIRECTV Group, Inc. (NYSE:
DTV) announced today that it has reached an agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P., The Carlyle Group and Providence Equity Partners, Inc. relating to the pending transaction involving PanAmSat Corporation (NASDAQ: SPOT), which resolves the effect of the xenon ion propulsion failure of Galaxy 10R, a PanAmSat satellite, which was announced last week, and other issues. The agreement reduces the purchase price payable to The DIRECTV Group for its equity interest in PanAmSat upon completion of the transactions, by $200 million to approximately $2.6 billion. The agreement does not affect the $23.50 per share purchase price to be paid to the other PanAmSat shareholders.

           In addition to resolving these issues, PanAmSat announced today the receipt of the necessary regulatory approvals by the Federal Communications Commission. It is expected that PanAmSat shareholders will approve the transaction at their annual meeting on August 13, which will permit the parties to close the merger with a subsidiary of The DIRECTV Group on Wednesday, August 18 and the purchase of stock from The DIRECTV Group on Friday, August 20, assuming the satisfaction of other closing conditions.

            "All the pieces are in place to close the transactions next week," said Chase Carey, president and CEO of The DIRECTV Group. "This transaction continues to be a good value for our shareholders and enables us to take one more step toward our goal of focusing resources and management time on our core DIRECTV business."

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DIRECTV GROUP AGREEMENT WITH PE FIRMS
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           Alexander Navab, a partner of Kohlberg Kravis Roberts & Co. L.P., said "We and our equity sponsor partners continue to be excited about owning PanAmSat and we are pleased with the rapid resolution of these issues."

           The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services, and global video and data broadcasting. The DIRECTV Group is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation Ltd.

           This release may contain certain statements that we believe are, or may be considered to be, "forward looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by use of statements that include phrases such as "believe," "expect," "anticipate" or other similar words or phrases. Similarly, statements relating to future events also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements due to various factors, including the outcome of any appeal which might be filed, other litigation which might be initiated or regulatory factors. More detailed information on the matters referred to in this release, including litigation and other potential factors which could affect the rights or obligations of DIRECTV, Inc., is contained in the filings of The DIRECTV Group, Inc. and DIRECTV Holdings LLC with the U.S. Securities and Exchange Commission.



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